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 NO.                            EXHIBIT LIST


10.1 Termination, Replacement and Restatement Agreement dated as of May 1, 1998 among Raytheon Company and the Lenders named therein establishing a new Facility R 364-Day Credit Agreement.

10.2 Termination, Replacement and Restatement Agreement dated as of May 1, 1998 among Raytheon Company and the Lenders named therein establishing a new Facility H 364-Day Credit Agreement.

10.3 Agreement dated as of June 15, 1998 between Raytheon Company and Daniel P. Burnham.

27 Financial Data Schedule (filed only electronically with the Securities and Exchange Commission).

99 Restated and Amended Financial Data Schedules for the years 1995, 1996, 1997 and 1998 (filed only electronically with the Securities and Exchange Commission).